UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – SEPTEMBER 5, 2012

ARDENT MINES LIMITED

(Exact name of Registrant as specified in its charter)

NEVADA	000-50994	88-0471870
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

100 Wall Street, 10th Floor

New York, NY 10005

(Address of principal executive offices)

778-892-9490

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

Agreement with Monarch Media LLC

Ardent Mines Limited (the “Company”) has entered into a Market Access Services Agreement (the “Agreement”) with Monarch Media LLC (the “Consultant”).  The Consultant has agreed to provide the Company with market access services, including investor and public relations, corporate branding and corporate image services, on a non-exclusive basis.  The term of the Agreement (the “Term”) shall be for ninety (90) days, however, the term shall be automatically extended for ninety (90) days, unless either party gives notice thirty (30) days in advance.  In addition, after the first ninety (90) days, the Agreement may be cancelled on Sixty (60) days notice.  The Agreement contains standard provisions regarding confidentiality and indemnification.

Pursuant to the Agreement, the Company shall pay the Consultant a fee of Seventy Thousand ($70,000) U.S. Dollars.

Item 8.01	Other Events.

The Company has created an Advisory Board to assist the Company’s Board of Directors.  The first two specialists to join the new Advisory Board are Yuriy Safonov and Boris Bogatyrev.  Mr. Safonov, a Ph.D, has been a Professor of Geology-Mineralogy Sciences at the Russian Academy of Mineral Sciences in Moscow since 1991 and is a member of the International Association on Genesis of Ore Deposits (IAGOD). He has more than 40 years of experience in the study of gold-ore deposits, specifically in the field of endogenous gold deposits in all regions of the world and has had more than 200 scientific papers published.  Mr. Bogatyrev graduated as an Engineer-Geologist from the Moscow State Institute of Nonferrous Metals and Gold, specializing in the study of the geology and exploration of rare and radioactive ores. He is currently the Senior Scientist at the Institute of Ore Deposits Geology, Petrography, Mineralogy and Geochemistry at the Russian Academy of Sciences.  Mr. Bogatyrev has had more than 200 scientific papers published, including nine monographs.  Each of Mr. Safonov and Mr. Bogatyrev shall be compensated at a rate of $500 per month.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ARDENT MINES LIMITED By:/s/ URMAS TURU
Title: Interim Chief Executive Officer Name: Urmas Turu

Date:  October 29, 2012